EXHIBIT 21
Subsidiaries of the Company

Central Co-operative Bank	100% owned by the Company, incorporated under the laws of the Commonwealth of Massachusetts.

Central Securities Corporation	100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts.

Central Securities Corporation II	100% owned by the Bank, incorporated under the laws of the Commonwealth of Massachusetts.

Central Bancorp Capital Trust I	100% owned by the Company, incorporated under the laws of the State of Delaware